[LOGO]
                [Letterhead of Miami Computer Supply Corporation]


                                                                  April 29, 1997


Dear Stockholder:

     You are cordially invited to attend the first Annual Meeting of Stockholders of Miami Computer Supply Corporation. The meeting will be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Thursday, May 29, 1997 at 10:30 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of and interest in Miami Computer Supply Corporation are sincerely appreciated.

                                                Sincerely,



                                                Albert L. Schwarz
                                                President

                        MIAMI COMPUTER SUPPLY CORPORATION
                          4750 Hempstead Station Drive
                               Dayton, Ohio 45429
                                 (937) 291-8282



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 29, 1997



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Miami Computer Supply Corporation (the "Company") will be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Thursday, May 29, 1997 at 10:30 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

          (1) To elect five (5) directors for a one-year term or until their successors are elected and qualified;

          (2) To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

     The Board of Directors has fixed April 22, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Thomas C. Winstel
                                         Secretary
Dayton, Ohio
April 29, 1997



--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                        MIAMI COMPUTER SUPPLY CORPORATION

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 29, 1997

     This Proxy Statement is furnished to holders of common stock, no par value per share ("Common Stock"), of Miami Computer Supply Corporation (the "Company"), an Ohio corporation. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Company's principal offices located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Thursday, May 29, 1997 at 10:30 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about April 29, 1997.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the nominees for director described herein, FOR ratification of the appointment of Price Waterhouse LLP for fiscal 1997 and upon the transaction of such other business as may properly come before the meeting in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Secretary, Miami Computer Supply Corporation, 4750 Hempstead Station Drive, Dayton, Ohio 45429); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                                     VOTING

     Only stockholders of record at the close of business on April 22, 1997 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 3,538,000 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The five persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes cast, in person or by proxy, is required to ratify the appointment of the independent auditors. Abstentions will not be counted as votes cast, and accordingly will have no effect on the voting of this proposal. Under rules of the New York Stock Exchange, all of the proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes."


               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

     The Board of Directors is presently composed of five directors who serve for a one year term. The directors are elected by the stockholders of the Company for a one year term, or until their successors are elected and qualified. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, except for Albert L. Schwarz, a director and President of the Company, who is the brother-in-law of Roger E. Turvy, the Company's Vice President-Product Sales and Development. Each of the nominees currently serve as a director of the Company.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following tables present information concerning the nominees for director of the Company.

            Nominees for Director for One-Year Term Expiring in 1998


                                                                    Director
                  Name                           Age                  Since
---------------------------------------   -----------------    -----------------

Robert G. Hecht                                   56                  1996
Anthony W. Liberati                               64                  1996
Harry F. Radcliffe                                46                  1996
Albert L. Schwarz                                 57                  1987
Thomas C. Winstel                                 50                  1981



     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

     Information concerning the principal position with the Company and principal occupation of each nominee for director during the past five years is set forth below.

     Robert G. Hecht. Mr. Hecht became a Director of the Company in May 1996 and is also a member of Pittsburgh Investment Group LLC, a major stockholder of the Company ("LLC"). Mr. Hecht is the Chief Executive Officer of Trumbull Corporation, a privately held highway construction company, the President of Allegheny Asphalt Manufacturing, Inc., a privately held material supply company and is the Executive Vice President for P.J. Dick Incorporated, a privately held construction company, all of which are located in Pittsburgh, Pennsylvania. Mr. Hecht is also a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the Nasdaq National Market. Mr. Hecht received his Juris Doctor degree from the University of Pittsburgh, Pittsburgh, Pennsylvania and his undergraduate degree in engineering from the U.S. Naval Academy. Mr. Hecht is the Co-Chairman of the Washington County Southwestern Pennsylvania Growth Alliance and a member of the Board of Directors of the Children's Home of Pittsburgh.

     Anthony W. Liberati. Mr. Liberati has been Chairman of the Board since May 1996, when LLC, of which he is the Manager -- President and Chief Executive Officer and a member, acquired a majority interest in the Company. Commencing in 1982 and until his retirement in August 1995, Mr. Liberati was employed by the Edward J. DeBartolo Corporation, Youngstown, Ohio (the "DeBartolo Corporation"), the nation's largest shopping center developer and the owner of the San Francisco 49ers professional football team. At the time of his retirement, Mr. Liberati was the Chief Operating Officer of the DeBartolo Corporation. Prior to his appointment as the Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer for ten years. Mr. Liberati is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, which was a New York Stock Exchange-traded real estate investment trust until its merger into Simon Property Group, Inc. in November 1996. He is a current member of the Board of Directors of Imperial Land Company, Pittsburgh, Pennsylvania, a privately held land-bank company and Pennsylvania Capital Bank, Pittsburgh, Pennsylvania, a privately held Pennsylvania commercial bank. He attended Duquesne University, Pittsburgh, Pennsylvania.

     Harry F. Radcliffe. Mr. Radcliffe, an officer and member of LLC, was elected as a Director in May 1996. Mr. Radcliffe is the President and Chief Executive Officer of First Home Bancorp, Inc., a privately held company which owned, until April 1996, First Home Savings Bank, FSB, a federally chartered savings bank headquartered in Pittsburgh, Pennsylvania. He is a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange, of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.

     Albert L. Schwarz. Mr. Schwarz joined the Company in 1987 as President and a Director. He is the Chairman of the Company's Executive Management Committee, a committee composed of management which deals with Company operating issues. Mr. Schwarz was a division controller of Amcast Industries Corp., a New York Stock Exchange-traded company which manufactures metal castings located in Dayton, Ohio from 1984 to 1987. Mr. Schwarz received his MBA from the University of Dayton, Dayton, Ohio, and his undergraduate degree in accounting from Wright State University, Fairborn, Ohio.

     Thomas C. Winstel. Mr. Winstel co-founded the Company in 1981 and has been a Director, the Company's Secretary, and a Vice President of the Company since that time. Mr. Winstel has been the corporate Secretary of the Company since May 1996. Mr. Winstel is a member of the Company's Executive Management Committee. Mr. Winstel received his marketing degree from the University of Dayton, Ohio.

Stockholder Nominations

     Article VIII.D. of the Company's Amended and Restated Articles of Incorporation ("Articles") governs nominations for election to the Board of Directors and requires all such nominations, other than those made by or at the direction of the Board, to be made only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely for this first Annual Meeting after the filing of the Articles, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders (or May 9, 1997), and for future annual meetings, not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the Articles. No such proposals were received by the Company for this Annual Meeting.

Board of Directors Meetings and Committees of the Company

     The Board of Directors of the Company currently meets monthly and is required to meet not less than quarterly. During the fiscal year ended December 31, 1996, the Board of Directors met eight times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period. The entire Board of Directors of the Company acts as a Nominating Committee. The Board of Directors of the Company has established the following committees:

     Executive Committee. The Executive Committee of the Company has the authority to act as the Board of Directors when the Board is not in session. Actions of the Executive Committee may be taken upon the affirmative vote of any three of the five directors, provided that of the three directors who are so acting, one must be a non-employee director. The Executive Committee is comprised of all of the members of the Board, when and if they are available to act. The Executive Committee did not meet during fiscal 1996.

     Audit Committee. The Audit Committee of the Company recommends the independent auditors to the Board annually and reviews the Company's financial statements and the scope and results of the audit performed by the Company's independent auditors and the Company's system of internal control with management and such independent auditors. The Audit Committee, which is comprised of Messrs. Liberati (Chairman), Hecht and Radcliffe, met twice during fiscal 1996.

     Compensation Committee. The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. See "Management Compensation Compensation Committee Interlocks and Insider Participation." During fiscal 1996, the members of the Compensation Committee were Messrs. Radcliffe (Chairman), Hecht and Liberati. The Compensation Committee met once during fiscal 1996.

Executive Officers Who Are Not Directors

     Set forth below is information concerning the executive officers of the Company who do not serve on the Board of Directors of the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. Except for Mr. Schwarz who is the brother-in-law of Mr. Turvy, no executive officer is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.

     Richard Newkold. Mr. Newkold co-founded the Company in 1981 and retired as of December 31, 1996. He had been the Vice President -- Training and Development of the Company and the Company's full-time sales trainer. He was also a member of the Company's Executive Management Committee.

     Roger E. Turvy. Mr. Turvy joined the Company in 1981 and has been the Vice President -- Product Sales and Development since that time. Mr. Turvy is a member of the Company's Executive Management Committee. Mr. Turvy received his degree in mathematics and business from Miami University, Oxford, Ohio and his MBA from Ohio State University. Mr. Turvy is the brother-in-law of Mr. Schwarz.

     Michael E. Peppel. Mr. Peppel joined the Company in May 1996 and is an officer and member of LLC. Mr. Peppel is also a member of the Company's Executive Management Committee. Prior thereto, from November 1990 to May 1996, he was a director and Chief Financial Officer of Diversified Data Products, Inc. which was acquired by LLC and contributed to the Company in May 1996. From April 1987 to October 1990, he was the money desk manager for the DeBartolo Corporation, Youngstown, Ohio. Mr. Peppel received his degree in economics and finance from the University of Notre Dame.

     John C. Huffman, III. Mr. Huffman joined the Company in 1981 and is the Company's National Sales Manager. He is a member of the Company's Executive Management Committee. Mr. Huffman was the General Manager of the Company from 1985 to 1987, the Dayton Sales Manager from 1987 to 1989 and has been the National Sales Manager since 1989. Mr. Huffman received his degree in business management from Wright State University, Fairborn, Ohio.

     Mary A. Stewart. Ms. Stewart joined the Company in 1989 as a staff accountant and is currently the Company's Vice President -- Operations. From 1991 to May 1996, Ms. Stewart served the Company as Controller. She is a member of the Company's Executive Management Committee.

     Joseph R. Hollenshead, III. Mr. Hollenshead joined the Company in May 1996 and is a member of LLC. He founded DDP in 1988 and has been a director and the President of DDP since that time. Mr. Hollenshead attended Eastern Michigan University in Ypsilanti, Michigan.

     David J. White. Mr. White joined the Company in May 1996 and resigned in December 1996 to pursue other interests. He is a member of LLC. He was based in Leeds, England as DDP's Vice President of International Operations. Mr. White was previously a director of DDP from March 1993 to May 1996. Prior thereto, in September 1991 he founded and was the Chief Operating Officer of CEM (Overseas), Ltd. in Leeds, England and Dubai, United Arab Emirates, which was acquired by DDP in March 1993. Mr. White was the Export General Manager of ISA International PLC, a large European computer supply company, from March 1989 to September 1991 after spending seven years in the Middle East in the freight forwarding business. Mr. White attended Nunthorpe College in York, England.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) the President and the four most highly compensated executive officers of the Company (other than the President), and (iv) all directors and executive officers of the Company as a group.

                                             Amount and Nature
Name of Beneficial                             of Beneficial
Owner or Number of                            Ownership as of       Percent of
 Persons in Group                            March 19, 1997(1)     Common Stock
--------------------                         -----------------     ------------

Pittsburgh Investment Group LLC(2)                1,279,651               36.2%
Value Partners, Ltd.(3)                             518,829               14.7
Anthony W. Liberati(4)(5)                                --                 --
Albert L. Schwarz(4)(6)                              35,955                1.0
Robert G. Hecht(4)(7)                                 3,000                  *
Harry F. Radcliffe(4)(8)                                 --                 --
Thomas C. Winstel(4)(9)                             194,060                5.5
Michael E. Peppel(4)(10)                             28,080                  *
John C. Huffman, III(4)                              20,300                  *
Joseph R. Hollenshead, III (11)                      22,720                  *
The Schwarz Family Limited Partnership (12)         158,400                4.5
All directors and
executive officers as a group
  (10 persons)(13)                                  614,265               17.2


                                         (Footnotes continued on following page)

-----------------
* Less than 1.0%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Voting Record Date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of the Voting Record Date have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) The business address of LLC is Birmingham Towers, Suite 701, 2100 Wharton Street, Pittsburgh, Pennsylvania 15203.

(3) The business address for Value Partners, Ltd. is 2200 Ross Avenue, Suite 4660 West, Dallas, Texas 75201. Includes 29,202 shares owned by the general partner of the general partner of Value Partners, Ltd.

(4)  This person's business address is 4750 Hempstead Station, Dayton, Ohio
     45429.

(5) Does not include the shares of Common Stock owned by LLC. Mr. Liberati is the Manager -- President and Chief Executive Officer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of Company Common Stock owned by LLC.

(6) Does not include the shares owned by the Schwarz Family Limited Partnership. The general partner of the Schwarz Family Partnership is the Albert L. Schwarz Family Trust, of which Mr. Schwarz is the sole trustee and members of his immediate family are the beneficiaries. See footnote
     (12), below. Mr. Schwarz is a limited partner of Schwarz Family Limited Partnership. Does not include options to purchase 51,000 shares of Common Stock granted to Mr. Schwarz pursuant to the Stock Option Plan as of November 15, 1996, of which 17,000 shares become exercisable on November 15, 1997, 1998 and 1999.

(7) Does not include the shares of Common Stock owned by LLC, but includes 2,000 shares held in a custodial account for two minor children and 1,000 shares owned by another child, all of whom share the same household with Mr. Hecht, who disclaims beneficial ownership of such shares. Mr. Hecht is a member, but not an officer of, LLC.

                                         (Footnotes continued on following page)

(Footnotes continued from prior page)

(8) Does not include the shares of Common Stock owned by LLC. Mr. Radcliffe is the Manager -- Secretary of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of the Common Stock owned by LLC.

(9) Does not include options to purchase 15,000 shares of Common Stock granted to Mr. Winstel as of November 15, 1996, of which 5,000 shares become exercisable on November 15, 1997, 1998 and 1999.

(10) Includes 3,000 shares held as custodian for Mr. Peppel's two minor children. Does not include options to purchase 45,000 shares of Common Stock granted to Mr. Peppel pursuant to the Stock Option Plan as of November 15, 1996, of which 15,000 shares become exercisable on November 15, 1997, 1998 and 1999. Does not include shares of Common Stock owned by LLC. Mr. Peppel is the Manager-Treasurer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose or direct the disposition of, the shares of Company Common Stock owned by LLC.

(11) Does not include shares of Common Stock owned by LLC, of which Mr. Hollenshead is a member. The business address for Mr. Hollenshead is 4177-B Varsity Drive, Ann Arbor, Michigan 48104.

(12) Does not include shares of Common Stock owned individually by Albert L. Schwarz, who is the trustee of the Schwarz Family Trust, an inter vivos revocable Ohio trust, which is the general partner of the Schwarz Family Limited Partnership, an Ohio limited partnership. The address for the Schwarz Family Limited Partnership is 453 Rolling Timber Trail, Kettering, Ohio 45429.

(13) Does not include shares of Common Stock owned by LLC. Includes shares held by the Schwarz Family Limited Partnership.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act. Except for LLC and Value Partners, Ltd., the Company knows of no person who owns 10% or more of the Company's Common Stock.

     Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, fiscal 1996, the Company's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the 1934 Act.

                             MANAGEMENT COMPENSATION

Summary Compensation Table

     The following table sets forth a summary of certain information concerning the compensation paid by the Company for services rendered in all capacities during the years ended December 31, 1996, 1995 and 1994 to the President and to each of the four most highly compensated executive officers (other than the President) of the Company (the "Named Executive Officers").

                                                                   Annual
                                                                Compensation                     Securities         All Other
                                                     -------------------------------------      Underlying        Compensation
Name and Position                                    Year          Salary(1)      Bonus(2)        Options              (3)
-----------------                                  --------     -----------     ----------      -----------       -------------
Albert L. Schwarz................................    1996          $110,235      $229,247           51,000            $23,401
  President                                          1995           102,000       164,579               --             17,400
                                                     1994           102,000       155,329               --             17,400

Thomas C. Winstel................................    1996           194,011            --           15,000             18,043
  Vice President - Presentation Products             1995           172,215        23,520               --             14,400
                                                     1994           172,215        44,100               --             14,400

Michael E. Peppel................................    1996            46,669       137,333           45,000              4,218
  Vice President - Chief Financial Officer


John C. Huffman, III.............................    1996           118,800        10,000               --             18,597
  Vice President - National Sales Manager            1995            92,000        13,975               --             14,400
                                                     1994            90,000        17,951               --             14,400

Joseph R. Hollenshead, III.......................    1996            46,669       104,000               --                 --
  President of DDP

----------

(1) Effective May 30, 1996, the annual base salary for each of Messrs. Schwarz, Winstel, and Huffman was increased. Mr. Michael E. Peppel became the Company's Vice President -- Chief Financial Officer on May 30, 1996. See "--Employment Contracts." Mr. Hollenshead also joined the Company on the same date.

(2) Bonuses shown for the years 1994, 1995 and 1996 were paid during 1995, 1996 and 1997, respectively. Mr. Schwarz's bonuses were based upon his prior employment agreement with the Company pursuant to which he received 10.0% of the total sum of (i) the pre-tax net income, before taxes, (ii) other officers' bonus expenses, and (iii) the accrued profit sharing expense. Mr. Peppel's 1996 bonus was based on his new employment agreement. Mr. Winstel's 1995 and 1994 bonuses were determined by the President of the Company. Mr.

                                         (Footnotes continued on following page)

(Footnotes continued from prior page)

     Huffman's 1996 bonus was based on his new employment agreement and his 1995 and 1994 bonuses were based upon attaining business plan margin goals. Messrs. Schwarz's, Winstel's and Huffman's previous employment agreements were terminated on May 30, 1996. See "Employment Contracts."


(3) All Other Compensation includes director's fees and expense reimbursement, car allowance, premiums for split dollar life insurance coverage, sporting event tickets, annual medical examination expenses, taxable relocation, temporary housing and/or other executive or employee benefits. There was no stock option plan in effect during 1995 or the years prior thereto.


Compensation of Directors

     The Company began paying non-employee directors a quarterly retainer of $2,500 and fees of $1,000 per Board meeting attended and $250 per Committee meeting attended beginning with the third quarter of fiscal 1996. From January through May of 1996, the Company paid $50.00 per month to all directors and from May through July 1996, directors received no compensation. In addition, Board members are reimbursed for their travel and other out-of-pocket expenses arising from attending Board or Committee meetings.


Employment Contracts

     On May 30, 1996, in conjunction with the acquisition of the controlling interest in the Company by LLC, the Company entered into employment contracts with Messrs. Schwarz, Winstel, Newkold, Turvy, Peppel, Huffman, Hollenshead and White (the "Executives"), which agreements are substantially similar except for compensation provisions. Each such agreement terminates on December 31, 1999, except for the agreements of Messrs. Newkold, Hollenshead and White which terminated on December 31, 1996, unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or substantial neglect of, or an intentional failure to perform, a material portion of the Executive's duties, willful misconduct, breach of a fiduciary duty involving personal gain, a material breach of the employment agreement, or a felony conviction), or terminated by the Executive for the failure of the Company to provide the resources necessary to the fulfillment of the Executive's responsibilities, the express direction by the Board of Directors to have the Executive perform any illegal action, the threatened or actual insolvency of the Company or the failure of the Company to perform its obligations to the Executive under the employment agreement. The contracts for Messrs. Newkold and White were not renewed upon their termination; Mr. Hollenshead's contract was renewed in March 1997, for one year, as set forth below.

     Each Executive's monthly base salary is as set forth in the table below:

                                                     Monthly Base Salary
                                             For the Year Ended December 31,
                                        ---------------------------------------
                                            1997         1998           1999
                                        ------------  -----------   -----------
Albert L. Schwarz* ...................    $15,000       $15,900       $16,854
Thomas C. Winstel ....................      9,800        10,300        10,800
Roger E. Turvy .......................      7,800         8,600         9,500
Michael E. Peppel* ...................     10,871        11,523        12,214
John C. Huffman, III .................     10,700        11,300        12,000
Joseph R. Hollenshead, III ...........     10,833        10,833        10,833


----------
* The increases in the base salary shown in the table will occur if targeted pre-tax profit goals are not achieved in every prior year. If such goals are achieved, the base salaries will be $15,000 in 1997, $19,950 in 1998 and $24,938 in 1999 for Mr. Schwarz, and $10,871 in 1997, $14,428 in 1998
     and $18,072 in 1999 for Mr. Peppel, assuming that targeted pre-tax profit goals are attained in each prior year.


     In addition to, or in lieu of, a base salary, each such Executive is entitled to a bonus, or commission, as follows: (i) Mr. Schwarz will receive a bonus of 10.0% of pre-tax profits before employee profit sharing or any other bonuses, which, beginning in 1997, will not exceed the amount of his base salary in any year; (ii) Mr. Winstel will receive a monthly commission in the amount of 40.0% of the Gross Margin (as defined below) of all sales to certain accounts set forth in Mr. Winstel's agreement plus the sum of $3,000 plus 5% of the Gross Margin on sales of all presentation products, which commission will be paid only when the amount of commission exceeds his monthly base salary and will be paid in lieu of a monthly base salary; (iii) Mr. Turvy will receive a commission in the amount of 40.0% of the Gross Margin of the sales to accounts assigned to him, as maintained in the Company's records, which commission will be paid only when the amount of commission exceeds his base salary and will be paid in lieu of a base salary; (iv) Mr. Peppel will receive a bonus equal to 9.0% of the pre-tax profits of the Company before employee profit sharing or any other bonuses, 60.0% of which shall be paid quarterly, which cash bonus, beginning in 1997, will not exceed the amount of his base salary in any year; (v) Mr. Huffman will be paid a bonus of 0.5% of Gross Margin over $9.0 million in any calendar year; (vi) Mr. Hollenshead will receive a bonus equal to 30.0% of the pre-tax income of DDP; and (vii) Mr. White received a bonus equal to 15.0% of the pre-tax income of DDP in excess of $250,000 prior to his retirement in December 1996. "Gross Margin" is defined by the employment agreements to mean the difference of the unit sales price of the product and the actual cost of the product to the Company. In 1996, Messrs. Peppel, Hollenshead and White also received certain stock compensation from LLC. See "Certain Transactions -- Related Party Transactions -- Other Transactions."

     In addition, for 1997, each of the Executives (except Mr. Peppel) utilizes a Company automobile for Company business having a retail value of up to $35,000, for which the Company pays rent, insurance, repairs, gas, oil and fees, of up to $1,200 per month.

     The Executives are granted up to six weeks vacation annually and are entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock options, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors. Moreover, the Executive will be eligible to participate in and be covered by all plans effective generally for executives of the Company with respect to life, accident or health insurance, hospitalization, disability and other benefits. If Mr. Newkold is terminated other than for cause, the Company has agreed to continue to pay for health insurance for him and his spouse until he reaches age 65 and thereafter to pay premiums for Medicare Supplemental Insurance for him and his spouse on a policy selected by Mr. Newkold until he becomes 70 years old. The Company will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred or paid by him in connection with the performance of his duties under the agreement. The contracts also provide for the indemnification of the Executives to the extent permitted by the Company's Articles, Code of Regulations and applicable law, and the valuation and purchase of the Executive's shares of Common Stock of the Company if he is terminated for cause prior to December 31, 1999 (or December 31, 1996 in the case of Messrs. Newkold, White and Hollenshead) and the Common Stock is not, at the time of termination, publicly traded.

     In consideration of the above, the Executive also has agreed, during the term of the agreement and for 12 months after the termination of the agreement, not to compete with the Company in any area which is within a 100-mile radius of any existing office of the Company. All disputes are to be resolved using alternative dispute resolution procedures (such as arbitration) rather than litigation.

     The Company has, in the past, entered into employment and non-competition agreements with the senior management of the companies it has acquired and may do so in the future.

Employee Benefit Plans

     Stock Plans.

     1996 Stock Option Plan. Effective September 19, 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which was approved by the stockholders of the Company by the unanimous written consent of the stockholders as of October 25, 1996.

     The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, as amended (the "Code"). The Company has reserved 250,000 shares of Common Stock for issuance pursuant to the exercise of Options granted under the Stock Option Plan, subject to adjustment. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

     The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Option Committee") composed of non-employee directors. Unless sooner terminated, the Stock Option Plan will be in effect until September 19, 2006, ten years from the date of the adoption of the Stock Option Plan by the Board of Directors.

     Under the Stock Option Plan, the Option Committee will determine, among other things, which officers and key employees will be granted Options, the performance goals which must be met to receive Options, the number of shares subject to each Option, the exercise price of the Option, whether such Options may be exercised by delivering other shares of Common Stock or other consideration and when such Options become exercisable. The per share exercise price of all Options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the Option is granted. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the Options are exercisable for the first time by the Optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10.0% or more of the voting power of the Common Stock may not receive Options whose exercise price is less than 110.0% of the fair market value of a share of Common Stock of the Company on the date of grant.

     Options will become vested and exercisable in the manner specified by the Option Committee and all Options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the Stock Option Plan. Each Option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Option Committee to a period not to exceed five years from such termination. However, failure to exercise Options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Options are non-transferable except by will or the laws of descent and distribution.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options is as follows. An optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise.

     As of December 31, 1996, the following number of Options were granted to the following executive officers of the Company with an exercise price equal to $8.50 per share: 51,000 to Mr. Schwarz, 45,000 to Mr. Peppel and 15,000 to Mr. Winstel. These Options are subject to a three year vesting schedule which provides that one-third of such Options will vest annually beginning on November 15, 1997.


                              OPTION GRANTS IN 1996

                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                      Annual Rates of
                                                                                                       Stock Price
                           Number of                                                                 Appreciation for
                          Securities   Percent of                                                     Option Term(3)
                          Underlying     Total         Exercise                                 ---------------------------
Name                        Option     Options(1)   Price/Share(2)       Expiration Date              5%             10%
----                        ------     ----------   --------------       ---------------              --             ---
Albert L. Schwarz           51,000         45.9%     $   8.50           November 15, 2006       $  706,126       $1,124,387
Thomas  C. Winstel          15,000         13.5          8.50           November 15, 2006          207,684          330,702
Michael E. Peppel           45,000         40.6          8.50           November 15, 2006          623,052          992,106


----------

(1) Percentage of options to purchase 111,000 shares of Common Stock granted to the named individuals in 1996. No other options were granted to employees of the Company in 1996.

(2) The exercise price was based on the initial public offering price of the Company's Common Stock on the date of grant, November 15, 1996.

(3) Assumes compounded rates of return for the remaining life of the options and a future stock price of $8.50 at compounded rates of return of 5% and 10%, respectively.

     No options were exercised in 1996.

     Non-employee Directors Stock Option Plan. The Company's Non-employee Directors Stock Option Plan (the "Directors Plan") provides for automatic grants of non-qualified stock options on the date of each annual meeting of stockholders, commencing with the 1997 annual stockholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The Directors Plan calls for the grant of options covering 15,000 shares of Common Stock to each person who is then a non-employee director at the first annual meeting of shareholders following the closing of the Company's initial public offering, which options will vest in 5,000 share increments. The first increment will vest immediately, the second will vest on the date of the second annual meeting of shareholders following the closing of this Offering and the last increment will vest on the date of the third annual meeting of shareholders following this Offering, except that all such options shall become immediately vested if the Company engages in a Business Combination, as defined by the Articles. Commencing on the date of the second annual meeting of shareholders held following the closing of the Company's initial public offering, and on the date of each such meeting thereafter, each person who is a non-employee director, other than the non-employee directors who received the 15,000 share grants at the first such meeting, will be automatically granted a non-qualified stock option to purchase 5,000 shares of the Common Stock, not to exceed 15,000 shares for any director. All of the options granted hereunder, except for the options granted on the date of the first annual meeting, shall become immediately exercisable in full on the date of grant. The exercise price of each option is the fair market value of the Common Stock on the date of grant. These options are also subject to a three year vesting schedule which provides that one-third of such options will vest annually. Each option expires upon the earlier of ten years after grant or one year after the death of the recipient director. A total of 100,000 shares of Common Stock has been reserved for future grants of options under the Directors Plan. No options were granted or exercised in 1996 under the Directors Plan.


     401(k) Plan. The Company has a 401(k) plan for all employees (the "401(k) Plan"), age 21 or older, with one year of service. The 401(k) Plan is a contributory defined contribution plan which is intended to qualify under
Section 401(k) of the Code. Participants may contribute to the 401(k) Plan by salary reduction up to 20.0% of annual compensation for the year. Such contribution defers the employee's earnings up to a maximum of $9,500 in each plan year, indexed annually. The Company may, in its discretion, determine each year to make a matching contribution out of current or accumulated pre-tax profit equal to up to 50.0% of the amount deferred by the employee, with a maximum contribution of 1.5% of the employee's compensation. An employee's contributions to the 401(k) Plan as well as all employer matching contributions are vested immediately. All funds contributed to the 401(k) Plan are held in a trust fund, which are invested at the direction of the employee in any one or more of five separate mutual funds: a stock growth fund, an aggressive stock growth fund, a growth and income equity fund, an income fund and a money market fund. Contributions by the Company to the 401(k) Plan were $63,776 for the year ended December 31, 1996.

     Section 125 C Cafeteria Plan. All Company employees are eligible to participate in the Company's Section 125 C Cafeteria Plan which permits employees to deduct all or a portion of their gross wages prior to the calculation of federal income tax, FICA and Medicare deductions and state income tax, to be used to pay for the following permissible benefits: group health insurance, long and/or short-term disability insurance, child care or dental insurance.

     Profit Sharing Plan. All Company employees (excluding sales personnel and officers and employees of DDP) who have been employed for the calendar year and through the date of distribution (March 15 of the following year) are eligible to participate in the Company's profit sharing plan (the "Profit Sharing Plan") which was inaugurated in 1995. Assuming that the Company achieves projected pre-tax income for the year, 3.0% of the Company's pre-tax income is set aside for distribution (the "Profit Sharing Pool") under the Profit Sharing Plan. Employees are entitled to a portion of the Profit Sharing Pool based on the employee's number of years of service as of the end of the Profit Sharing Plan year (a "Unit"). Managers of the Company, who are designated annually, have their Units multiplied times three, and part-time employees who work an average of 30 hours per week earn fractions of Units based on the number of hours worked in a 2,080 hour year. Under the Profit Sharing Plan, one-third of the Profit Sharing Pool is awarded based on Units and two-thirds is awarded based on the employee's individual performance as determined by the employee's immediate supervisor. The Company recorded an expense of $46,079 for the Profit Sharing Plan in 1996.

     Split Dollar Life Insurance Agreements. In December 1995, the Company entered into "split dollar" life insurance agreements, which were amended on May 30, 1996 in conjunction with the acquisition of control of the Company by LLC (the "Split Dollar Agreements"), with Messrs. Schwarz, Winstel, Newkold and Turvy (the "Insureds") pursuant to which the Company purchased, and currently pays the premiums on, and the income tax gross-up at a 40.0% tax rate for, term life insurance policies in the face amounts of $1,550,000, $2,300,000, $1,600,000 and $1,050,000, respectively. While the Company is the owner of the policies, the Split Dollar Agreements state that the beneficiaries of the Insureds will be entitled to receive the face value of the policies upon the death of the Insureds, less the policies' cash value, which, at December 31, 1996, approximated $151,612, $104,540, $144,955 and $107,239, respectively. The
Insureds have the right to purchase the policies from the Company when they reach age 65 for their then cash surrender values. The cost to the Company for the premiums for 1996 was $40,000 for Mr. Schwarz, $30,000 for Mr. Winstel, $30,000 for Mr. Newkold and $30,000 for Mr. Turvy. The Split Dollar Agreements will terminate during the Insureds' lifetimes upon: (i) the total cessation of the Company's business, or (ii) the bankruptcy, receivership or dissolution of the Company, and (iii) the Insureds may terminate the Split Dollar Agreements at any time upon written notice.

                              CERTAIN TRANSACTIONS

Related Party Transactions

     Lease Agreements. The Company has entered into a lease with Draft Partnership ("Lessor") for a 30,000 square foot office and warehouse building in Dayton, Ohio. The general partners of Draft Partnership are James F. Rowland (owning a 50.0% partnership interest), and Messrs. Schwarz, Winstel, Newkold and Turvy, each of whom own a 12.5% partnership interest. The lease is for a term of ten years commencing on November 1,1996 for a base monthly rental of $20,000 plus the difference between $1.5 million and the total cost of construction, subject to a proportionate increase each year after July 1999 based on the increase in the Consumer Price Index ("CPI"). The Company is responsible for paying all taxes, public liability insurance but not fire and property damage insurance, and all utilities on the leased premises. Provided that the Company is not in default under the lease, it has the option to renew the term of the lease for two successive terms of five years each, commencing on the expiration of the initial term. The Lessor has agreed to maintain the exterior of the building, all structural components and the parking lot, while the Company has agreed to maintain the interior, including glass, mechanical, electrical, plumbing, heating and air conditioning, as well as grounds maintenance. In addition, the Company has indemnified the Lessor against any claims which may arise out of the Company's occupancy of the leased premises or any act of the Company or its employees, agents, invitees or licensees.

     Management of the Company believes that the terms and conditions of such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

     John Schwarz and Robert Schwarz, two employees and stockholders of the Company who are brothers (but not related to Albert L. Schwarz) and who were stockholders of Paper Rolls Computer Suppliers, Inc. ("Paper Rolls") at the time of the acquisition by the Company of the assets of Paper Rolls in June 1994, and their parents are among the lessors of the Company's 7,500 square foot office/warehouse facility in Louisville, Kentucky. This lease is for a ten year term, expiring in June 2004, at a rental of $2,000 per month, plus an annual increase based on the CPI with the base month being July 1994. Rent adjusts annually on the first day of July. The Company, as lessee, is obligated to pay the taxes, insurance and utilities for the property and has indemnified the lessors against all liability arising from injury or damage during the term of the lease to any person or property occasioned wholly or in part by any act or omission of the Company or any guest, servant, assign or sub-tenant of the Company.

     Management of the Company believes that the terms and such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

     Other Transactions. In connection with the acquisition of control of the Company in May 1996, LLC purchased 70.0% of the issued and outstanding shares of voting and non-voting common stock of the Company for $8.0 million in cash and notes (which notes were paid on the effective date of such offering) or $4.78 per share. Messrs. Liberati, Hecht, Radcliffe, Peppel, Hollenshead and White (and an investment fund of Friedman, Billings, Ramsey & Co., Inc., the underwriter in the Company's initial public offering, and a partnership composed of certain members of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to the Company) are members of LLC. The stockholders of the Company who sold shares to LLC included Messrs. Schwarz, Winstel, Newkold, Turvy, Huffman and a family limited partnership affiliated with Mr. Schwarz.

     In addition, at the same time, LLC purchased 100.0% of the issued and outstanding common stock of DDP for a $250,000 loan to Messrs. Hollenshead and White, stockholders of DDP, which loan is completely cancelable if DDP generates pre-tax income of $250,000 for the year ended December 31, 1996 and partially cancelable based upon the amount of pre-tax income generated by DDP which is less than $250,000. The loan was cancelled at December 31, 1996. Mr. Peppel was a director and the Chief Financial Officer and a selling stockholder of DDP, but received no cash consideration in the transaction. LLC contributed all of the shares of common stock of DDP to the Company on May 30, 1996.

     In conjunction with the purchase of DDP by LLC, LLC agreed to provide the three selling stockholders of DDP a stock incentive so long as such stockholders remain employees of the Company or DDP, as a subsidiary of the Company, for the years ended December 31, 1996, 1997 and 1998. Under the Stock Purchase Agreement by and among LLC, DDP and the selling stockholders of DDP (Messrs. Hollenshead, Peppel and White), LLC transferred 58,520 shares of Common Stock to them as of November 15, 1996.

     In 1996, the Company purchased inventory in an amount equal to $277,000 from Cranel, Inc., Columbus, Ohio, a computer supply wholesaler. The brother of John C. Huffman, III, Vice President - National Sales Manager of the Company, is a sales representative for Cranel, Inc.

     Limitations on Liability and Indemnification Matters. The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Ohio law the liability of its directors to the Company or its stockholders for monetary damages except to the extent that it is proved by clear and convincing evidence that the director took or failed to take action, and that such action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or was undertaken with reckless disregard for the best interests of the Company. The Articles do not, however, affect the liability of directors for the granting of unlawful loans, dividends or distributions of assets. Under Ohio law, directors will not be found to have violated their duties to the corporation unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in, or not opposed to, the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against the director. However, a director will not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions or reports prepared by counsel or the Company's auditors to be unwarranted. A director, in determining what he reasonably believes to be in the best interests of the Company, is allowed by the General Corporation Law of the State of Ohio ("OGCL") to consider the interests of the Company's stockholders, and may, in his discretion, consider:
(i) the interests of the Company's employees, suppliers, creditors and customers; (ii) the local and national economy; (iii) community and societal considerations; and (iv) the long-term as well as the short-term interests of the Company and its stockholders, including the possibility that these interests may be best served by the continued independence of the Company. This limitation of liability provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

     The Articles also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of the Company. Under the terms of the Company's Articles, such indemnification also will be provided to any person who is or was serving at the request of the Company as a director, officer, employee, agent or in certain other capacities of another corporation, partnership, joint venture, trust or certain other enterprises. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to a criminal action, if he had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person is adjudged liable for negligence or misconduct in the performance of his duty to the Company unless the court determines that despite such liability, but in view of all of the circumstances, such person is fairly and reasonably entitled to indemnity for expenses as determined by the court, or unless such action is for an unlawful loan, dividend or distribution of assets. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person provides an undertaking to repay the Company if it is ultimately proved by clear and convincing evidence in court that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company and to reasonably cooperate with the Company concerning the action, suit or proceeding.

     The rights of indemnification provided in the Company's Articles are not exclusive of any other rights which may be available under the Articles or Code of Regulations of the Company, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or with another entity at the request of the Company, whether or not the Company would have the power to provide indemnification to such person. The Company has obtained director and officer liability insurance coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the published opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At the present time, there is no pending litigation or proceedings involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not presently aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. During fiscal 1996, the members of the Compensation Committee were Messrs. Harry F. Radcliffe (Chairman), Anthony W. Liberati and Robert G. Hecht.

     None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. The only transactions which effected the members of the Compensation Committee, or their affiliates, during 1996 were the acquisition of 70.0% of the issued and outstanding shares of the Company by LLC in May 1996 and the stock split of the Company's Common Stock effected on September 25, 1996.

         Report of the Compensation Committee on Executive Compensation

     The report of the Compensation Committee with respect to compensation for the executive officers of the Company for the fiscal year ended December 31, 1996 is set forth below:

     The Report of the Compensation Committee on Executive Compensation and the Stock Performance Graph immediately following this section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee of the Company's Board of Directors, at the direction of the Board of Directors, prepared the following report.

     The members of the Compensation Committee are non-employee directors and, in 1996, the Compensation Committee was composed of Messrs. Radcliffe (Chairman), Hecht and Liberati. The Compensation Committee reviews compensation and benefits for the Company's executive officers and recommends to the Board adjustments in such compensation. The Committee met once during 1996 and reviewed base salaries, estimated annual bonuses and long term compensation in the form of stock options.

     Executive officers are paid salaries and bonuses in accordance with what the Compensation Committee believes to be the ability of such officer to influence the attainment of financial goals by the Company. Most of the bonuses, which in 1996 represented a significant portion of such individual's overall compensation package, are tied to either Company pre-tax profits or the Company's Gross Margin. This structure intentionally emphasizes sales and cost containment and directly relates the officer's compensation to the Company's performance.

     The members of the Compensation Committee also administer the granting of stock options pursuant to the Stock Option Plan. The Compensation Committee exercises discretion with respect to the timing and amount of awards to be granted under the Stock Option Plan. Options were granted to Mr. Schwarz, President, Mr. Winstel Vice President-Presentation Products, and to Mr. Peppel, Vice President and Chief Financial Officer, as of November 15, 1996 which options are exercisable in three equal annual installments beginning in 1997. Future option grants will be based upon, among other things, one or more of the following factors: the Company's attainment of corporate performance goals, the responsibility and performance of the particular executive and his or her contribution to the attainment of corporate performance goals, the tenure of the particular executive officer, the officer's level of competency, skill and experience, the salary and bonus component of the officer's total compensation package, compensation paid to officers in companies of similar size in the same industry, and other pertinent factors. Stock option grants are aimed at aligning the executive's long-range interest with those of the stockholders of the Company by providing an opportunity for such key employees to possess a meaningful stake in the Company through stock ownership.

                                             Respectfully submitted:



                                             Anthony W. Liberati
                                             Robert G. Hecht
                                             Harry F. Radcliffe

     Performance Graph

     The following graph compares the cumulative total returns for the Common Stock of the Company, the Russell 2000 Index and the Nasdaq Stock Market -U.S. since the Company's initial public offering in November 1996. All of these cumulative returns are computed assuming that no dividends were paid during the period.

    [THE FOLLOWING TABLE WAS REPRESENTED BY A GRAPH IN THE PRINTED MATERIAL]


                                  Period Ending

                                           11/12/96     11/30/96     12/31/96
                                           --------     --------     --------
MCSC                                        100.00       106.00       106.00
Nasdaq Stock Market - U.S.                  100.00       110.00       109.00
Russell 2000 Index                          100.00       104.00       107.00



     The above graph represents $100 invested in the Company's initial public offering of Common Stock on November 11, 1996 at $8.50 per share. The Common Stock commenced trading on the Nasdaq National Market System on November 12, 1996.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

     The Company has been advised by Price Waterhouse LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Price Waterhouse LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Price Waterhouse LLP as independent auditors for the fiscal year ending December 31, 1997.


                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 1998, must be received at the principal executive offices of the Company, 4750 Hempstead Station Drive, Dayton, Ohio 45429, Attention: Thomas C. Winstel, Secretary, no later than December 31, 1997.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article IX.C. of the Company's Articles, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely for this first Annual Meeting after the filing of the Articles, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders (or May 9, 1997), and for future annual meetings, not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of the Company.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K for fiscal 1996 required to be filed under the Exchange Act. Such written requests should be directed to Michael E. Peppel, Vice President - Chief Financial Officer, Miami Computer Supply Corporation, 4750 Hempstead Station Drive, Dayton, Ohio 45429. The Form 10-K is not part of the proxy solicitation materials.


                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                                          By Order of the Board of Directors



                                          Thomas C. Winstel
                                          Secretary

April 29, 1997

                                 REVOCABLE PROXY
                        MIAMI COMPUTER SUPPLY CORPORATION

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 29, 1997

     The undersigned, being a stockholder of Miami Computer Supply Corporation ("Company") as of April 22, 1997, hereby authorizes Anthony W. Liberati and Robert G. Hecht or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's principal offices, located at 4750 Hempstead Station Drive, Dayton, Ohio 45429, on Thursday, May 29, 1997 at 10:30 a.m., Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1. ELECTION OF DIRECTORS

   [   ] FOR              [   ] WITHHOLD            [   ] FOR ALL EXCEPT


Nominees for a one-year term: Robert G. Hecht, Anthony W. Liberati, Harry F. Radcliffe, Albert L. Schwarz and Thomas C. Winstel


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for each nominee whose name is not struck.

--------------------------------------------------------------------------------

2. PROPOSAL to ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

   [   ] FOR         [   ] AGAINST            [   ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 1997 AND AT ANY ADJOURNMENT THEREOF.

     SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED, BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                                   Please be sure to sign and date this Proxy in the box below.

                                   ____________________________________________
                                                        Date

                                   ____________________________________________
                                                Stockholder sign above

                                   ____________________________________________
                                             Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                        MIAMI COMPUTER SUPPLY CORPORATION

PLEASE SIGN ABOVE EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY CARD. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE YOUR FULL TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.

                              PLEASE ACT PROMPTLY.
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY.